Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Cheryl Johnson
          Vice President, Investor Relations
          NOVOSTE CORPORATION
          (770) 717-6052

                 NOVOSTE RAISES $46 MILLION IN PRIVATE PLACEMENT

NORCROSS, GA., April 4, 2000 - Novoste Corporation (Nasdaq: NOVT) announced today that it has completed a private placement of 1,313,500 shares of common stock at $35.00 per share, raising gross proceeds of $46 million. The Company expects to complete the placement of an additional 150,000 shares by the end of the week, bringing the total gross proceeds to $51.2 million. U.S. Bancorp Piper Jaffray served as placement agent to institutional investors participating in the financing.

The Company intends to use the proceeds from the financing to prepare for U.S. market introduction of the Beta-Cath(TM) System pending FDA approval, to expand its international sales and marketing efforts, to continue product development and clinical trials, and for working capital and other general corporate purposes.

An additional 186,500 shares from selling shareholders were included in the transaction, primarily to address alternative minimum tax liabilities associated with the exercise of stock options during 1999.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Novoste has agreed to file a registration statement covering resales of these shares with the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The Company recently announced the results of its pivotal START Trial, which showed that treatment with the Beta-Cath(TM) System significantly reduced the risk of repeat blockage and additional treatment for patients suffering from blocked stents, when compared to patients treated with placebo. The Beta-Cath(TM) System is commercially available in the European Union, Israel, Turkey, Australia, New Zealand, China, Singapore and India. For more information about Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties including the continued demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of regulatory approvals, market acceptance and availability of the Beta-Cath(TM) System, and other risks detailed in documents filed by Novoste with the SEC, including Forms 10-K and 10-Q.

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